Mail Stop 3561


									May 18, 2006


Mr. John P. Reddy
Senior Vice President and Chief Financial Officer
Atmos Energy Corporation
Three Lincoln Centre, Suite 1800, 5430 LBJ Freeway
Dallas, Texas 75240

		RE:	Atmos Energy Corporation
			Form 10-K for Fiscal Year Ended September 30, 2005
			Filed November 18, 2005
Form 10-Q for Fiscal Quarter Ended December 31, 2005
			File No. 1-10042

Dear Mr. Reddy:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



									Sincerely,


									George F. Ohsiek, Jr.

Branch Chief


July 6, 2006
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